                         EL PASO NATURAL GAS COMPANY

                          EARNINGS PER COMMON SHARE
                            Form 10-K, Exhibit 11



                                                                               Year Ended
                                                                               December 31
                                                       -----------------------------------------------------------
                                                           1995                   1994                  1993
                                                       -----------------------------------------------------------
Income available for common stock dividends             $85,363,000             $89,613,000          $91,673,000
Fully diluted average common shares outstanding          34,733,823              37,022,444           37,662,381
Fully diluted earnings per common share                 $    2.4576             $    2.4205          $    2.4341

     Outstanding stock options of EPG are common stock equivalents but are excluded from primary earnings per common share due to immateriality.


                                                                               Year Ended
                                                                               December 31
                                                       -----------------------------------------------------------
                                                           1995                   1994                  1993
                                                       -----------------------------------------------------------
Total primary earnings per common share                 $ 2.4746                $ 2.4463             $ 2.4635
Fully diluted earnings per common share                 $ 2.4576                $ 2.4205             $ 2.4341
Percent dilution                                          0.6870%                 1.0547%              1.1934%